Exhibit 21.1

FCStone Group, Inc.

A Delaware Corporation

Subsidiaries	Jurisdiction of Incorporation
FCC Futures, Inc.	Iowa

FCC Investments, Inc.	Iowa

FCStone, LLC	Iowa

FCStone Advisory, Inc.	Iowa

FCStone Carbon, LLC	Iowa

FCStone do Brazil	Brazil

FCStone Financial, Inc.	Iowa

FCStone Forex, LLC	Iowa

FCStone Information, LLC	Iowa

FCStone International, LLC	Iowa

FCStone Investments, Inc.	Iowa

FCStone Trading, LLC	Iowa

FCStone Merchant Services, LLC	Delaware

FGDI, L.L.C.	Delaware

Westown Commodities, LLC	Iowa